NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION
OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 29, 2010, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on March 17, 2010
the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Interstate Hotels & Resorts, Inc. and
HAC Merger Sub, Inc. a wholly-owned subsidiary of Hotel
Acquisition Company, LLC and HAC Merger Partnership, L.P.
became effective on March 17, 2010.  Each share of Common
Stock of Interstate Hotels & Resorts, Inc. was converted for $2.25 in cash, without interest.

The Exchange also notifies the Securities and Exchange
Commission that as a result of the above indicated conditions this security was suspended from trading on March 18, 2010.